3/8/06

TO BIOTIME'S BOARD OF DIRECTORS

Unfortunately, because of limitations on my time, I will be stepping down from BioTime's board effective April 1, 2006. I won't stand for reelection at the next meeting.

It's been a pleasure serving on the board over the last several years.

Best regards,

Katherine Gordon